Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054	Contact:
www.svb.com	Meghan O'Leary
Investor Relations
For release at 1:00 P.M. (Pacific Time)	(408) 654-6364
April 24, 2014

NASDAQ: SIVB
SVB FINANCIAL GROUP ANNOUNCES 2014 FIRST QUARTER FINANCIAL RESULTS

SANTA CLARA, Calif. — April 24, 2014 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the first quarter ended March 31, 2014.

Consolidated net income available to common stockholders for the first quarter of 2014 was $91.3 million, or $1.95 per diluted common share, compared to $58.8 million, or $1.27 per diluted common share, for the fourth quarter of 2013, and $40.9 million, or $0.90 per diluted common share, for the first quarter of 2013.

"Our outstanding Q1 performance was driven by healthy growth in the core bank, significant gains on our venture capital and private equity related investments, and high credit quality," said Greg Becker, President and CEO of SVB Financial Group. "Our strong organic growth quarter after quarter is a testament, not only to our effective execution, but to our ability to offer value and significant business advantages to innovation companies at all stages across the globe."

Highlights of our first quarter 2014 results (compared to fourth quarter 2013, unless otherwise noted) included:

•	Average loan balances of $10.8 billion, an increase of $629 million (or 6.2 percent).

•	Average available-for-sale securities of $12.2 billion, an increase of $1.2 billion (or 11.3 percent).

•
Average total client funds (including both on-balance sheet deposits and off-balance sheet client investment funds) of $50.8 billion, an increase of $3.1 billion (or 6.5 percent) with average total on-balance sheet deposits increasing by $2.2 billion (or 10.2 percent) and average total off-balance sheet client investment funds increasing by $0.9 billion (or 3.5 percent).

•	Net interest income (fully taxable equivalent basis) of $196.8 million, an increase of $9.3 million (or 5.0 percent).

•	Net interest margin of 3.13 percent, a decrease of 7 basis points.

•	Provision for loan losses of $0.5 million, compared to $28.7 million.

•
Gains on investment securities of $223.9 million, compared to $163.5 million. Non-GAAP gains on investment securities, net of noncontrolling interests, were $37.4 million, compared to $26.1 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures”.)

•	Gains on equity warrant assets of $25.4 million, compared to $16.6 million.

•
FireEye, Inc. ("FireEye") gains on investment securities of $113.0 million ($21.8 million net of noncontrolling interests), $15.2 million from gains on equity warrant assets and an unrealized loss on available-for-sale securities of $8.2 million reflected as a $4.9 million decrease (net of tax) in other accumulated comprehensive loss in stockholders' equity. See Investment Securities section for details related to FireEye activity during the first quarter of 2014.

•	Foreign exchange and credit card fees of $27.5 million, an increase of $2.4 million (or 9.5 percent).

•	Noninterest expense of $172.4 million, an increase of $3.6 million (or 2.1 percent).

First Quarter 2014 Summary

(Dollars in millions, except share data and ratios)	Three months ended
	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Income statement:
Diluted earnings per common share	$1.95	$1.27	$1.46	$1.06	$0.90
Net income available to common stockholders	91.3	58.8	67.6	48.6	40.9
Net interest income	196.3	187.0	177.1	170.1	163.2
Provision for loan losses	0.5	28.7	10.6	18.6	5.8
Noninterest income	310.2	238.7	257.7	98.2	78.6
Noninterest expense	172.4	168.9	160.5	143.3	149.0
Non-GAAP core fee income (1)	50.9	49.0	43.2	42.0	41.3
Non-GAAP noninterest income, net of noncontrolling interests (1)	123.5	100.9	105.8	67.5	56.1
Non-GAAP noninterest expense, net of noncontrolling interests (1)	169.1	165.2	157.2	140.4	146.2
Fully taxable equivalent:
Net interest income (2)	$196.8	$187.4	$177.5	$170.5	$163.6
Net interest margin	3.13%	3.20%	3.32%	3.40%	3.25%
Balance sheet:
Average total assets	$27,767.6	$25,331.4	$23,072.7	$22,093.3	$22,314.6
Average loans, net of unearned income	10,767.7	10,138.3	9,545.9	9,022.2	8,680.9
Average available-for-sale securities	12,248.9	11,004.3	10,082.2	10,425.8	10,887.5
Average noninterest-bearing demand deposits	16,880.5	15,240.7	13,665.5	13,257.5	13,386.5
Average interest-bearing deposits	6,795.9	6,247.5	5,894.4	5,356.7	5,399.0
Average total deposits	23,676.4	21,488.2	19,559.9	18,614.2	18,785.5
Average long-term debt	455.2	455.8	455.8	457.0	457.5
Period-end total assets	29,711.0	26,417.2	23,740.9	22,153.9	22,796.0
Period-end loans, net of unearned income	10,833.9	10,906.4	9,825.0	9,622.2	8,844.9
Period-end available-for-sale securities	12,843.1	11,986.8	10,209.9	10,043.3	10,908.2
Period-end non-marketable and other securities	1,770.5	1,595.5	1,425.1	1,255.4	1,215.8
Period-end noninterest-bearing demand deposits	18,314.8	15,894.4	14,105.7	13,213.6	14,038.6
Period-end interest-bearing deposits	7,162.1	6,578.6	5,891.3	5,476.5	5,271.3
Period-end total deposits	25,476.9	22,473.0	19,997.0	18,690.1	19,309.9
Off-balance sheet:
Average total client investment funds	$27,134.7	$26,224.5	$24,958.6	$23,201.0	$22,490.0
Period-end total client investment funds	28,237.8	26,364.0	25,318.3	24,001.8	22,980.8
Total unfunded credit commitments	12,371.3	11,470.7	10,675.6	9,785.7	9,170.3
Earnings ratios:
Return on average assets (annualized) (3)	1.33%	0.92%	1.16%	0.88%	0.74%
Return on average SVBFG stockholders’ equity (annualized) (4)	17.63	11.60	14.05	10.12	8.89
Asset quality ratios:
Allowance for loan losses as a % of total gross loans	1.13%	1.30%	1.26%	1.23%	1.26%
Allowance for loan losses for performing loans as a % of total gross performing loans	1.07	1.11	1.13	1.13	1.18
Gross charge-offs as a % of average total gross loans (annualized)	0.79	0.52	0.34	0.68	0.26
Net charge-offs as a % of average total gross loans (annualized)	0.74	0.41	0.23	0.49	0.20
Other ratios:
Operating efficiency ratio (5)	34.01%	39.62%	36.89%	53.32%	61.52%
Non-GAAP operating efficiency ratio (1)	52.81	57.29	55.50	59.01	66.53
Total risk-based capital ratio	13.41	13.13	14.16	14.03	14.59
Bank total risk-based capital ratio	11.47	11.32	12.31	12.42	13.01
Tier 1 leverage ratio	7.99	8.31	8.75	8.78	8.39
Bank tier 1 leverage ratio	6.72	7.04	7.46	7.66	7.35
Period-end loans, net of unearned income, to deposits	42.52	48.53	49.13	51.48	45.80
Average loans, net of unearned income, to average deposits	45.48	47.18	48.80	48.47	46.21
Book value per common share (6)	$45.59	$42.93	$42.64	$40.65	$41.85
Other statistics:
Average full-time equivalent employees	1,735	1,690	1,675	1,657	1,655
Period-end full-time equivalent employees	1,737	1,704	1,683	1,657	1,663

(1)
To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of non-GAAP calculations to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

(2)
Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35.0 percent. The taxable equivalent adjustments were $0.4 million for each of the quarters ended March 31, 2014, December 31, 2013, September 30, 2013, June 30, 2013 and March 31, 2013.

(3)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly average assets.

(4)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly average SVBFG stockholders’ equity.

(5)	Ratio is calculated by dividing noninterest expense by total taxable equivalent net interest income plus noninterest income.

(6)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity by total outstanding common shares.

Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $196.8 million for the first quarter of 2014, compared to $187.4 million for the fourth quarter of 2013 and $163.6 million for the first quarter of 2013. The following table provides a summary of changes in interest income and interest expense attributable to both volume and rate from the fourth quarter of 2013 to the first quarter of 2014. Changes that are not solely due to either volume or rate (principally changes in the number of days from quarter to quarter) are allocated in proportion to the percentage changes in average volume and average rate:

	Q1'14 compared to Q4'13
	Increase (decrease) due to change in
(Dollars in thousands)	Volume	Rate	Total
Interest income:
Short-term investment securities	$217	$(30)	$187
Available-for-sale securities	4,801	3,467	8,268
Loans	6,587	(5,403)	1,184
Increase (decrease) in interest income, net	11,605	(1,966)	9,639
Interest expense:
Deposits	388	(79)	309
Short-term borrowings	1	(6)	(5)
Long-term debt	(3)	9	6
Increase (decrease) in interest expense, net	386	(76)	310
Increase (decrease) in net interest income	$11,219	$(1,890)	$9,329

The increase in net interest income, on a fully taxable equivalent basis, from the fourth quarter of 2013 to the first quarter of 2014, was primarily attributable to the following:

•
An increase in interest income from available-for-sale securities of $8.3 million to $55.6 million for the first quarter of 2014, primarily reflective of a $1.2 billion increase in average balances as a result of significant deposit growth. The overall yield on our available-for-sale securities portfolio increased 13 basis points, reflective of an increased yield impact of 6 basis points from lower premium amortization expense, a 4 basis point impact from a lower number of days in the first quarter of 2014, and slightly higher reinvestment yields resulting in an increased yield of 3 basis points. The remaining unamortized premium balance as of March 31, 2014 and December 31, 2013, was $38.8 million, net of discounts of $63.0 million, and $59.0 million, net of discounts of $48.3 million, respectively.

•
An increase in interest income from loans of $1.2 million to $148.2 million for the first quarter of 2014. This increase was reflective of an increase in average loan balances of $629 million, largely offset by a two day decrease in the number of days during the quarter (compared to the fourth quarter of 2013) reducing interest income by approximately $3.3 million, as well as a decrease in a lower overall yield on loans. The overall yield on loans decreased to 5.58 percent from 5.75 percent, primarily attributable to a decrease in both gross loan yields and loan interest recoveries. Gross loan yields, excluding loan interest recoveries and loan fees, decreased to 4.61 percent from 4.68 percent, reflective of a continued change in the mix of our overall loan portfolio from higher yielding indexed loans to lower yielding indexed loans primarily resulting from increased competition and growth in our higher credit quality venture capital and private equity and sponsor led buyout loan portfolios. Loan interest recoveries for the first quarter of 2014 were $1.0 million, compared to $2.2 million for the fourth quarter 2013.

Net interest margin, on a fully taxable equivalent basis, was 3.13 percent for the first quarter of 2014, compared to 3.20 percent for the fourth quarter of 2013 and 3.25 percent for the first quarter of 2013. The decrease in our net interest margin for the first quarter of 2014 was primarily reflective of the significant growth in average deposit balances of $2.2 billion, which were primarily invested in our fixed income securities portfolio and funding of our average loan growth of $629 million, offset by a lower overall yield on our loan portfolio.

For the first quarter of 2014, 78.4 percent, or $8.6 billion, of our average outstanding gross loans were variable-rate loans that adjust at prescribed measurement dates upon a change in prime-lending rates or other variable-rate indices. This compares to 77.8 percent, or $8.2 billion, for the fourth quarter of 2013, and 72.9 percent, or $6.4 billion, for the first quarter of 2013. For the first quarter of 2014, average variable-rate available-for-sale securities were $1.0 billion, or 8.1 percent, of our available-for-sale securities portfolio. This compares to $1.1 billion, or 9.7 percent, for the fourth quarter of 2013, and $1.7 billion, or 15.6 percent, for the first quarter of 2013. These securities are indexed to and change with movements in the one-month LIBOR rate.

Investment Securities

Our investment securities portfolio consists of both an available-for-sale securities portfolio, which primarily represents interest-earning investment securities, and a non-marketable and other securities portfolio, which primarily represents investments managed as part of our funds management business.

Available-for-Sale Securities

Our available-for-sale securities portfolio is primarily a fixed income investment portfolio that is managed to earn an appropriate portfolio yield over the long-term while maintaining sufficient liquidity and credit diversification as well as addressing our asset/liability management objectives.

Average available-for-sale securities increased by $1.2 billion to $12.2 billion for the first quarter of 2014, compared to $11.0 billion for the fourth quarter of 2013 and $10.9 billion for the first quarter of 2013. Period-end available-for-sale securities were $12.8 billion at March 31, 2014, $12.0 billion at December 31, 2013 and $10.9 billion at March 31, 2013. Both average and period-end growth in our available-for-sale securities was due to strong growth in deposits during the first quarter of 2014. The increase in period-end balances from the fourth quarter of 2013 to the first quarter of 2014 was primarily due to new investments of $1.5 billion, partially offset by paydowns and maturities of $0.7 billion. New investments were concentrated in fixed rate U.S. Treasury and agency-issued mortgage securities. Additionally, the fair value of our available-for-sale securities portfolio increased by $29.4 million primarily as a result of the decrease in period-end market rates. The $29.4 million increase in unrealized gains from the valuation increases is reflected as a $17.5 million decrease (net of tax) in accumulated other comprehensive loss, contributing to the overall increase in stockholders' equity.

Non-Marketable and Other Securities

Our non-marketable and other securities portfolio primarily represents investments in venture capital and private equity funds, debt funds and private and public portfolio companies.

Non-marketable and other securities increased by $175 million to $1.8 billion ($493 million net of noncontrolling interests) at March 31, 2014, compared to $1.6 billion ($480 million net of noncontrolling interests) at December 31, 2013 and $1.2 billion ($476 million net of noncontrolling interests) at March 31, 2013. The increase of $175 million from the fourth quarter of 2013 to the first quarter of 2014, was driven by a $217 million increase related to valuation gains in our managed funds of funds and managed direct venture funds, primarily driven by valuation gains in existing public portfolio holdings and fund investments during the first quarter of 2014. This was partially offset by the sale of a portion of our FireEye holdings in our managed direct venture funds for $47 million. Reconciliations of our non-GAAP non-marketable and other securities, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures.”

Investments in FireEye

The securities we currently hold in FireEye include: (i) common stock issued pursuant to our exercise of certain warrants during the first quarter of 2014 (“Warrant Shares”), and (ii) common stock acquired through prior investments by our managed direct venture funds. With respect to these securities, during the first quarter of 2014, we recognized:

•
A $15.2 million gain from the exercise and conversion of our warrants during the quarter as we exercised the warrants at a share price of $88.19 on March 4, 2014 compared to the December 31, 2013 price of $43.61. Subsequent to our exercise and conversion of our warrants to common stock, FireEye’s share price decreased to $61.57 as of March 31, 2014 resulting in a loss of $8.2 million, which is included as an unrealized loss in equity recorded in accumulated other comprehensive loss.

•
A $113.0 million ($21.8 million net of noncontrolling interests) gain from the sale of a portion of shares through FireEye’s follow-on equity offering in March 2014, and the increased valuation of the remaining shares from the December 31, 2013 market share price, held by our managed direct venture funds.

From March 31, 2014 to April 23, 2014, the market share price of FireEye’s common stock has decreased by approximately 22% from $61.57 to $46.76. Based on that decrease, we would expect a total decrease in the valuation of our Warrant Shares subsequent to conversion of our warrants to common stock on March 4, 2014, of approximately $13 million (which is inclusive of the $8.2 million of unrealized losses as of March 31, 2014) and a decrease in valuation of our shares held by our investment funds, subsequent to March 31, 2014, of approximately $48 million ($9 million, net of noncontrolling interests) (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures”), resulting in a combined pre-tax loss of $61 million ($22 million, net of noncontrolling interests).

Investment gains (or losses) relating to our FireEye common stock that are based on valuation changes or the sale of any securities, are subject to FireEye’s stock price, which is subject to market conditions and various other factors. Additionally, the expected gains and losses reported above are currently unrealized, and the extent such gains (or losses) will become realized is subject to a variety of factors, including among other things, changes in prevailing market prices and the timing of any sales of securities, which are subject to our securities sales and governance processes and may also be constrained by lock-up agreements. Shares currently held by our managed direct venture funds continue to be subject to a second lock-up agreement entered into in connection with FireEye’s follow-on equity offering. Such lock-up agreement is scheduled to expire during the second quarter of 2014.

Loans

Average loans, net of unearned income, were $10.8 billion for the first quarter of 2014, compared to $10.1 billion for the fourth quarter of 2013 and $8.7 billion for the first quarter of 2013. Period-end loans, net of unearned income, were $10.8 billion at March 31, 2014, compared to $10.9 billion at December 31, 2013 and $8.8 billion at March 31, 2013. Period-end loans remained relatively flat compared to the fourth quarter of 2013 with growth in venture capital/private equity capital call lines early in the first quarter of 2014 and remaining through most of the first quarter of 2014, contributing to the $629 million increase in average balances. These capital call lines were paid down near the end of the first quarter 2014 resulting in the relatively flat period-end loan growth.

Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million decreased slightly, primarily driven by decreases in our venture capital/private equity portfolio as a result of repayments of capital call lines drawn on during the fourth quarter of 2013, and totaled $3.9 billion, $4.2 billion and $3.0 billion at March 31, 2014, December 31, 2013 and March 31, 2013, respectively, which represents 36.0 percent, 38.4 percent and 33.4 percent of total gross loans, respectively. Further details are provided under the section “Loan Concentrations.”

Credit Quality

The following table provides a summary of our allowance for loan losses:

	Three months ended
(Dollars in thousands, except ratios)	March 31, 2014	December 31, 2013	March 31, 2013
Allowance for loan losses, beginning balance	$142,886	$124,734	$110,651
Provision for loan losses	494	28,670	5,813
Gross loan charge-offs	(21,150)	(13,516)	(5,626)
Loan recoveries	1,312	2,998	1,367
Allowance for loan losses, ending balance	$123,542	$142,886	$112,205
Provision for loan losses as a percentage of period-end total gross loans (annualized)	0.02%	1.03%	0.26%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	0.79	0.52	0.26
Net loan charge-offs as a percentage of average total gross loans (annualized)	0.74	0.41	0.20
Allowance for loan losses as a percentage of period-end total gross loans	1.13	1.30	1.26
Period-end total gross loans	$10,920,482	$10,995,268	$8,922,829
Average total gross loans	10,852,905	10,222,203	8,755,699

Our provision for loan losses was $0.5 million for the first quarter of 2014, compared to $28.7 million for the fourth quarter of 2013. The provision of $0.5 million for the first quarter of 2014 was primarily driven by $19.8 million in net charge-offs, offset by a $14.5 million decrease in the reserve for impaired loans resulting from a decrease in impaired loan balances from repayments, and a decrease of $4.8 million related to lower reserves due to improvement in the overall credit quality of gross performing loans.

Gross loan charge-offs of $21.2 million for the first quarter of 2014 primarily comprised of loans that had been previously impaired and reserved for in the fourth quarter of 2013. These included $12.2 million of charge-offs from three hardware loans, of which $6.3 million was reserved for in the fourth quarter of 2013, and $7.3 million from two software loans, which were fully reserved for in the fourth quarter of 2013. The remaining charge-offs were primarily from our life sciences portfolio. Loan recoveries amounted to $1.3 million for the first quarter of 2014 compared to $3.0 million in the fourth quarter of 2013.

Our allowance for loan losses as a percentage of total gross loans decreased to 1.13 percent at March 31, 2014, compared to 1.30 percent at December 31, 2013. This decrease was driven by a decrease in reserves for impaired loans primarily due to repayments of impaired loans as well as the improvement in the credit quality of the gross performing loan portfolio. Our allowance for loan losses for total gross performing loans as a percentage of total gross performing loans decreased to 1.07 percent for March 31, 2014 compared to 1.11 percent for December 31, 2013, primarily due to continued strong performance of our performing loan portfolio.

Our impaired loans totaled $25 million at March 31, 2014, compared to $52 million at December 31, 2013. Our impaired loan balance decreased $27 million as a result of $22 million in repayments and $15 million in charge-offs, offset by $10 million in new impaired loans. The allowance for loan losses related to impaired loans was $6.8 million at March 31, 2014, compared to $21.3 million at December 31, 2013. The resolution of impaired loans contributed to a 17 basis point decrease to the allowance for loan losses as a percentage of period-end total gross loans.

Client Funds

Our total client funds consist of both on-balance sheet deposits and off-balance sheet client investment funds. Average total client funds were $50.8 billion for the first quarter of 2014, compared to $47.7 billion for the fourth quarter of 2013 and $41.3 billion for the first quarter of 2013. Period-end total client funds were $53.7 billion at March 31, 2014, compared to $48.8 billion at December 31, 2013 and $42.3 billion at March 31, 2013.

Deposits

Average deposits were $23.7 billion for the first quarter of 2014, compared to $21.5 billion for the fourth quarter of 2013 and $18.8 billion for the first quarter of 2013. Period-end deposits were $25.5 billion at March 31, 2014, compared to $22.5 billion at December 31, 2013 and $19.3 billion at March 31, 2013. The increases in average and period-end deposits during the first quarter of 2014 were in both noninterest-bearing demand deposits and interest-bearing deposits, primarily as a result of growth from our existing early-stage and venture capital/private equity clients, with approximately 15 percent of the growth attributable to new client additions.

Off-Balance Sheet Client Investment Funds

Average off-balance sheet client investment funds were $27.1 billion for the first quarter of 2014, compared to $26.2 billion for the fourth quarter of 2013 and $22.5 billion for the first quarter of 2013. Period-end client investment funds were $28.2 billion at March 31, 2014, compared to $26.4 billion at December 31, 2013 and $23.0 billion at March 31, 2013. The increases in average and period-end total client investment funds from the fourth quarter of 2013 to the first quarter of 2014 were primarily due to a large number of financing and IPO transactions for our investment clients. The increases were also attributable to our existing clients’ increased utilization of our off-balance sheet products managed by SVB Asset Management, which averaged $13.5 billion for the first quarter of 2014, compared to $12.4 billion for the fourth quarter of 2013.

Noninterest Income

Noninterest income was $310.2 million for the first quarter of 2014, compared to $238.7 million for the fourth quarter of 2013 and $78.6 million for the first quarter of 2013. Non-GAAP noninterest income, net of noncontrolling interests, was $123.5 million for the first quarter of 2014, compared to $100.9 million for the fourth quarter of 2013 and $56.1 million for the first quarter of 2013. (See reconciliations of all non-GAAP measures used under the section " Use of Non-GAAP Financial Measures".)

The increase of $71.5 million in noninterest income from the fourth quarter of 2013 to the first quarter of 2014 was primarily driven by increased gains from our non-marketable and other securities and equity warrant assets. The first quarter of 2014 had realized and unrealized gains from our non-marketable and other securities portfolio from sales and increased valuations related to FireEye as well as valuation increases in other portfolio holdings as a result of strong IPO and exit market activity during the first quarter of 2014.

In general, unrealized gains (or losses) from non-marketable and other securities for any single quarter are typically driven by valuation changes, and are therefore subject to potential increases or decreases in future periods, depending on market conditions and other factors.

Items impacting the change in noninterest income from the fourth quarter of 2013 to the first quarter of 2014 were as follows:

•
Gains on investment securities of $223.9 million for the first quarter of 2014, compared to $163.5 million for the fourth quarter of 2013. Net of noncontrolling interests, net gains on investment securities were $37.4 million for the first quarter of 2014 compared to $26.1 million for the fourth quarter of 2013. The gains, net of noncontrolling interests, of $37.4 million for the first quarter of 2014 were primarily driven by the following:

◦	Gains of $20.6 million from our managed direct venture funds, driven by the continued strong stock performance of public companies (including FireEye).

◦	Gains of $10.0 million from our managed funds of funds, primarily related to unrealized valuation increases from two of our funds of funds.

◦	Gains of $3.7 million from our strategic and other investments, primarily driven by strong distributions from strategic venture capital fund investments.

◦	Gains of $3.0 million from our investments in debt funds, primarily from unrealized valuation increases from the investments within the funds.
As of March 31, 2014, we held investments, either directly or indirectly through 13 of our managed investment funds, in 451 funds (primarily venture capital funds), 96 companies and 5 debt funds.

The following tables provide a summary of non-GAAP net gains on investment securities, net of noncontrolling interests for the three months ended March 31, 2014 and December 31, 2013, respectively:

	Three months ended March 31, 2014
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
Total gains on investment securities, net	$111,448	$105,702	$3,001	$60	$3,701	$223,912
Less: income (losses) attributable to noncontrolling interests, including carried interest	101,451	85,114	(13)	—	—	186,552
Non-GAAP net gains on investment securities, net of noncontrolling interests	$9,997	$20,588	$3,014	$60	$3,701	$37,360

	Three months ended December 31, 2013
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
Total gains (losses) on investment securities, net	$78,687	$78,687	$2,381	$(411)	$4,203	$163,547
Less: income attributable to noncontrolling interests, including carried interest	72,366	65,039	—	—	—	137,405
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$6,321	$13,648	$2,381	$(411)	$4,203	$26,142

As shown above, our first quarter 2014 net gains on investment securities were $223.9 million ($37.4 million, net of noncontrolling interests ). Included in these net gains are realized and unrealized valuation gains from holdings in existing public companies in our nonmarketable and other securities portfolio. The primary contributor from our public company holdings were $113.0 million in net gains ($21.8 million, net of noncontrolling interests) from FireEye, of which $46.1 million in net gains ($8.9 million, net of noncontrolling interests) was realized.

•
Net gains on derivative instruments were $24.2 million for the first quarter of 2014, compared to $14.4 million for the fourth quarter of 2013. The following table provides a summary of our net gains on derivative instruments:

	Three months ended
(Dollars in thousands)	March 31, 2014	December 31, 2013	March 31, 2013
Net gains on equity warrant assets	$25,373	$16,626	$3,505
Gains on foreign exchange forward contracts, net:
Gains (losses) on client foreign exchange forward contracts, net	302	(215)	49
(Losses) gains on internal foreign exchange forward contracts, net (1)	(1,029)	(2,702)	6,200
Total (losses) gains on foreign exchange forward contracts, net	(727)	(2,917)	6,249
Change in fair value of interest rate swaps	(12)	(6)	60
Net (losses) gains on other derivatives (2)	(467)	679	478
Total gains on derivative instruments, net	$24,167	$14,382	$10,292

(1)	Represents the change in fair value of foreign exchange forward contracts used to economically reduce our foreign exchange exposure related to certain foreign currency denominated instruments.

(2)	Primarily represents the change in fair value of loan conversion options.
Items impacting the increase in net gains on derivative instruments from the fourth quarter of 2013 to the first quarter of 2014 was primarily attributable to the following:

◦	Net gains on equity warrant assets of $25.4 million for the first quarter of 2014 included the following:

•
Net gains of $7.1 million from changes in warrant valuations driven by valuation increases from IPO and mergers and acquisitions ("M&A") activity, primarily consisting of unrealized valuation gains from holdings in existing public companies in our equity warrant portfolio.

•	Net gains of $18.4 million from the exercise of equity warrant assets, primarily reflective of $15.2 million in gains from the exercise of FireEye equity warrants.

◦
Net losses of $1.0 million on internal foreign exchange forward contracts used to economically reduce our foreign exchange exposure to foreign currency denominated instruments for the first quarter of 2014, compared to net losses of $2.7 million for the fourth quarter of 2013. These losses were offset by net gains of $1.0 million from the revaluation of foreign currency denominated instruments that are included in the line item "Other" within noninterest income.

Non-GAAP core fee income (foreign exchange fees, deposit service charges, credit card fees, lending related fees, letters of credit fees and client investment fees) increased $1.9 million to $50.9 million for the first quarter of 2014, compared to $49.0 million for the fourth quarter of 2013 and $41.3 million for the first quarter of 2013. Reconciliations of our non-GAAP noninterest income, non-GAAP core fee income and non-GAAP net gains on investment securities discussed in this section are provided under the section “Use of Non-GAAP Financial Measures.”

•	The following table provides a summary of our non-GAAP core fee income:

	Three months ended
(Dollars in thousands)	March 31, 2014	December 31, 2013	March 31, 2013
Non-GAAP core fee income:
Foreign exchange fees	$17,196	$15,882	$14,196
Credit card fees	10,282	9,216	7,448
Deposit service charges	9,607	9,346	8,793
Lending related fees (1)	6,303	7,145	3,974
Letters of credit and standby letters of credit fees	4,140	3,837	3,435
Client investment fees	3,418	3,567	3,475
Total Non-GAAP core fee income	$50,946	$48,993	$41,321

(1)
Lending related fees consists of fee income associated with credit commitments such as unused commitment fees, syndication fees and other loan processing fees and, historically, has been included in Other noninterest income. Prior period amounts have been reclassified to conform with current period presentation.

Items impacting the change in Non-GAAP core fee income from the fourth quarter of 2013 to the first quarter of 2014 were primarily attributable to the following:

◦	An increase of $1.3 million in foreign exchange fees as a result of continued strong growth in transaction volumes.

◦
An increase of $1.1 million in credit card fees primarily due to an increase in transaction volumes resulting from increased utilization of credit cards by our clients for traditional payable transactions.

Noninterest Expense

Noninterest expense was $172.4 million for the first quarter of 2014, compared to $168.9 million for the fourth quarter of 2013 and $149.0 million for the first quarter of 2013. The increase of $3.6 million in noninterest expense is primarily driven by an increase in compensation and benefits expense of $6.0 million, offset by a decrease in professional services expense of $2.2 million.

The following table provides a summary of our compensation and benefits expense:

	Three months ended
(Dollars in thousands)	March 31, 2014	December 31, 2013	March 31, 2013
Compensation and benefits:
Salaries and wages	$44,353	$40,997	$39,323
Incentive compensation plan	24,775	27,745	19,177
ESOP	1,673	1,297	3,016
Other employee benefits (1)	31,706	26,447	27,188
Total compensation and benefits	$102,507	$96,486	$88,704
Period-end full-time equivalent employees	1,737	1,704	1,663
Average full-time equivalent employees	1,735	1,690	1,655

(1)
Other employee benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), warrant and retention plans, agency fees and other employee-related expenses.

The $6.0 million increase in total compensation and benefits expense consists of the following:

•	An increase of $3.7 million in additional 401(k) contribution expense as a result of annual incentive compensation payouts to employees during the first quarter.

•
An increase of $3.4 million in salaries and wages expense, primarily due to an increase in the number of average full-time equivalent employees ("FTE"), which increased by 45 to 1,735 FTEs for the first quarter of 2014 and annual merit increases which took effect during the first quarter.

•	An increase of $1.5 million in payroll tax expense as a result of the higher compensation levels noted above.

•
A decrease of $3.0 million in incentive compensation expense, primarily reflective of higher expenses in the fourth quarter of 2013 due to our stronger than expected financial performance during that period.

The decrease of $2.2 million in professional services expense is primarily reflective of higher expenses in the fourth quarter of 2013 due to our ongoing business and IT infrastructure initiatives.
Non-GAAP noninterest expense, net of noncontrolling interests was $169.1 million for the first quarter of 2014, compared to $165.2 million for the fourth quarter of 2013 and $146.2 million for the first quarter of 2013. Reconciliations of our non-GAAP noninterest expense, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures.”
Income Tax Expense

Our effective tax rate was 39.2 percent for the first quarter of 2014, compared to 37.5 percent for the fourth quarter of 2013 and 39.2 percent for the first quarter of 2013. The lower effective tax rate in the fourth quarter of 2013 reflected certain adjustments for the full year 2013. Our effective tax rate for the full year 2013 was 39.2 percent.

Our effective tax rate is calculated by dividing income tax expense by the sum of income before income tax expense and net income attributable to noncontrolling interests.

Noncontrolling Interests

Included in net income is income and expense related to noncontrolling interests. The relevant amounts allocated to investors, in our consolidated subsidiaries, other than us are reflected under “Net Income Attributable to Noncontrolling Interests” in our statements of income. The following table provides a summary of net income attributable to noncontrolling interests:

	Three months ended
(Dollars in thousands)	March 31, 2014	December 31, 2013	March 31, 2013
Net interest income (1)	$(8)	$(13)	$(24)
Noninterest income (1)	(202,138)	(148,334)	(23,288)
Noninterest expense (1)	3,321	3,697	2,860
Carried interest (2)	15,420	10,501	798
Net income attributable to noncontrolling interests	$(183,405)	$(134,149)	$(19,654)

(1)	Represents noncontrolling interests’ share in net interest income, noninterest income and noninterest expense.

(2)	Represents the preferred allocation of income earned by us as the general partner of certain consolidated funds.

Net income attributable to noncontrolling interests was $183.4 million for the first quarter of 2014, compared to $134.1 million for the fourth quarter of 2013 and $19.7 million for the first quarter of 2013. Net income attributable to noncontrolling interests of $183.4 million for the first quarter of 2014 was primarily a result of the following:

•
Net gains on investment securities (including carried interest) attributable to noncontrolling interests of $186.6 million primarily from gains of $101.5 million from our managed funds of funds and $85.1 million from our managed direct venture funds. Carried interest included in these net gains increased $4.9 million to $15.4 million, primarily as a result of preferred allocations earned by us as the general partners of the managed funds of funds and managed direct venture funds and were primarily related to the gains in FireEye and unrealized valuation adjustments in our managed funds of funds.

•	Noninterest expense of $3.3 million, primarily related to management fees paid by the noncontrolling interests to our subsidiaries that serve as the general partner.

SVBFG Stockholders’ Equity

Total SVBFG stockholders’ equity increased by $0.1 billion to $2.1 billion at March 31, 2014, compared to $2.0 billion at December 31, 2013, primarily due to net income of $91.3 million in the first quarter of 2014 and an increase in additional paid-in capital of $18.1 million primarily from amortization of share-based compensation, stock option exercises, and ESOP contributions during the first quarter of 2014. Additionally, a decrease in our accumulated other comprehensive loss to $30.4 million from $48.8 million, was primarily driven by a $29.4 million increase in the fair value of our available-for-sale securities portfolio ($17.5 million net of tax), which was reflective of a decrease in period-end market interest rates. The overall increase of $29.4 million in the fair value of our available-for-sale securities consists of an increase in the valuation of our fixed income portfolio of $39.2 million, offset by a decrease in valuation on our equity securities portfolio of $9.8 million, of which, $8.2 million is reflective of unrealized losses on our FireEye common stock holdings as noted above in the section "Investment Securities - Investments in FireEye".

Capital Ratios

Our total risk-based capital and tier 1 risk based capital ratios for both SVB Financial and the Bank increased compared to December 31, 2013 reflective of growth in quarterly earnings partially offset by  an increase in risk-weighted assets from growth in off-balance sheet unfunded credit commitments at March 31, 2014.   Our tier 1 leverage ratio for SVB

Financial and the Bank decreased compared to December 31, 2013 as a result of the significant growth in client deposits which flowed into our available-for-sale securities, cash and loans, offset by strong capital growth through earnings.  All of our capital ratios are above the levels considered “well capitalized” under banking regulations.

Volcker Rule
As discussed in the fourth quarter of 2013, federal regulatory agencies adopted final rules implementing the “Volcker Rule” under the Dodd-Frank Act, which, among other things, restricts or limits banks from sponsoring or having ownership interests in “covered” funds including venture capital and private equity funds.
We currently estimate that our total venture capital and private equity fund investments deemed to be prohibited covered fund interests and therefore subject to the Volcker Rule restrictions, have, as of March 31, 2014, an aggregate carrying value of approximately $279 million (and an aggregate fair value of approximately $361 million). These covered fund interests are comprised of our interests (excluding any noncontrolling interests) in our consolidated managed funds and certain of our non-marketable securities.
We continue to assess the financial impact of these rules on our fund investments, as well as the impact of other Volcker restrictions on other areas of our business. The actual and expected financial impact from these restrictions on our investments, if any, will be dependent on a variety of factors, including: our ability to obtain regulatory extensions; our ability to sell the investments; our carrying value at the time of any sale; the actual sales price realized; the timing of such sales; and any subsequently-issued regulatory guidance or interpretations of the rules.

Outlook for the Year Ending December 31, 2014

Our outlook for the year ending December 31, 2014 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. In general, we do not provide our outlook for certain items (such as gains (losses) from warrants and investment securities) where the timing or financial impact are particularly uncertain and/or subject to market or other conditions beyond our control (such as the level of IPO, M&A or general financing activity), or for potential unusual or non-recurring items. The outlook assumptions presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties, which are discussed below under the section “Forward-Looking Statements.”

For the year ending December 31, 2014, compared to our 2013 results, we currently expect the following outlook:

	Current full year 2014 outlook compared to 2013 results (as of April 24, 2014)	Change in outlook compared to outlook reported as of January 23, 2014
Average loan balances	Increase at a percentage rate in the high teens	Outlook increased from a percentage rate in the mid to high teens
Average deposit balances	Increase at a percentage rate in the high twenties	Outlook increased from a percentage rate in the mid teens
Net interest income (1)	Increase at a percentage rate in the high teens	Outlook increased from a percentage rate in the low teens
Net interest margin (1)	Between 3.10% and 3.20%	Outlook decreased from between 3.20% and 3.30%
Allowance for loan losses for total gross performing loans as a percentage of total gross performing loans	Comparable to 2013 levels	No change from previous outlook
Net loan charge-offs	Between 0.30% and 0.50% of average total gross loans	No change from previous outlook
Nonperforming loans as a percentage of total gross loans	Comparable to 2013 levels	No change from previous outlook
Core fee income (foreign exchange fees, deposit service charges, credit card fees, lending related fees, client investment fees and letters of credit fees) (2)	Increase at a percentage rate in the low teens	Outlook increased from a percentage rate in the low double digits
Noninterest expense (excluding expenses related to noncontrolling interests) (2) (3)	Increase at a percentage rate in the low double digits	Outlook increased from a percentage rate in the mid single digits

(1)
Our outlook for net interest income and net interest margin is primarily based on management's current forecast of average deposit and loan balances and deployment of surplus cash into investment securities. Such forecasts are subject to change, and actual results may differ, based on market conditions and actual prepayment rates. See also other factors that may cause our outlook to differ from our actual results under the section "Forward Looking Statements" below.

(2)	Non-GAAP

(3)
Our outlook for noninterest expense is partly based on management's current forecast of performance-based incentive compensation expenses. Such forecasts are subject to change, and actual results may differ, based on our performance relative to our internal performance targets.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In this release, including the sections “Outlook for the Year Ending December 31, 2014 ” above, we make forward-looking statements discussing management’s expectations about economic conditions; opportunities in the market; the outlook on our client performance; our financial, credit, and business performance, including potential investment gains; expense levels; and financial results (and the components of such results) for the year 2014.

Although management believes that the expectations reflected in our forward-looking statements are reasonable and has based these expectations on our beliefs and assumptions, such expectations are not guarantees and may prove to be incorrect. Actual results could differ significantly. Factors that may cause the outlook for the year 2014 and other forward-looking statements herein to change include, among others, the following: (i) deterioration, weaker than expected growth, or other changes in the state of the economy or the markets in which we conduct business or are served by us (including the levels of IPOs and M&A activities), (ii) changes in the volume and credit quality of our loans, (iii)  the impact of changes in interest rates or market levels or factors affecting or affected by them, especially on our loan and investment portfolios (iv) changes in our deposit levels, (v) changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets, (vi) variations from our expectations as to factors impacting our cost structure, (vii) changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity, (viii) accounting changes, as required by GAAP, and (ix) regulatory or legal changes or their impact on us, including the impact of the Volcker Rule. For additional information about these factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including our most recently-filed quarterly or annual report. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call

On April 24, 2014, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the quarter ended March 31, 2014. The conference call can be accessed by dialing (877) 663-9523 or (404) 665-9482, and referencing the conference ID “85897259.” A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 6:00 p.m. (Pacific Time) on Thursday, April 24, 2014, through midnight on Tuesday, April 29, 2014, and may be accessed by dialing (855) 859-2056 or (404) 537-3406 and referencing conference ID number “85897259.” A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, April 24, 2014.

About SVB Financial Group

For over three decades, SVB Financial Group and its subsidiaries, including Silicon Valley Bank, have been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves companies in the technology, life science, venture capital, private equity and premium wine industries. Offering diversified financial services through Silicon Valley Bank, SVB Analytics, SVB Capital, and SVB Private Bank, SVB Financial Group provides clients with commercial, investment, international and private banking services. The company also offers funds management, broker-dealer transactions and asset management, as well as the added value of its knowledge and networks worldwide. Headquartered in Santa Clara, California, SVB Financial Group (Nasdaq: SIVB) operates through 28 offices in the U.S. and international operations in China, Hong Kong, India, Israel and the United Kingdom. More information on the company can be found at www.svb.com.

Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System. SVB Private Bank is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve System.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended
(Dollars in thousands, except share data)	March 31, 2014	December 31, 2013	March 31, 2013
Interest income:
Loans	$148,172	$146,988	$123,744
Available-for-sale securities:
Taxable	54,420	46,149	45,752
Non-taxable	796	798	799
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	1,636	1,449	719
Total interest income	205,024	195,384	171,014
Interest expense:
Deposits	2,904	2,595	2,051
Borrowings	5,792	5,791	5,794
Total interest expense	8,696	8,386	7,845
Net interest income	196,328	186,998	163,169
Provision for loan losses	494	28,670	5,813
Net interest income after provision for loan losses	195,834	158,328	157,356
Noninterest income:
Gains on investment securities, net	223,912	163,547	27,438
Gains on derivative instruments, net	24,167	14,382	10,292
Foreign exchange fees	17,196	15,882	14,196
Credit card fees	10,282	9,216	7,448
Deposit service charges	9,607	9,346	8,793
Lending related fees	6,303	7,145	3,974
Letters of credit and standby letters of credit fees	4,140	3,837	3,435
Client investment fees	3,418	3,567	3,475
Other	11,200	11,791	(447)
Total noninterest income	310,225	238,713	78,604
Noninterest expense:
Compensation and benefits	102,507	96,486	88,704
Professional services	21,189	23,419	17,160
Premises and equipment	11,582	11,637	10,725
Business development and travel	10,194	9,901	8,272
Net occupancy	7,320	7,477	5,767
FDIC assessments	4,128	3,636	3,382
Correspondent bank fees	3,203	3,132	3,055
Provision for unfunded credit commitments	1,123	1,507	2,014
Other	11,190	11,655	9,935
Total noninterest expense	172,436	168,850	149,014
Income before income tax expense	333,623	228,191	86,946
Income tax expense	58,917	35,285	26,401
Net income before noncontrolling interests	274,706	192,906	60,545
Net income attributable to noncontrolling interests	(183,405)	(134,149)	(19,654)
Net income available to common stockholders	$91,301	$58,757	$40,891
Earnings per common share—basic	$1.99	$1.29	$0.91
Earnings per common share—diluted	1.95	1.27	0.90
Weighted average common shares outstanding—basic	45,866,387	45,701,224	44,801,590
Weighted average common shares outstanding—diluted	46,724,812	46,431,259	45,393,025

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in thousands, except par value and share data)	March 31, 2014	December 31, 2013	March 31, 2013
Assets:
Cash and cash equivalents	$3,862,464	$1,538,779	$1,519,249
Available-for-sale securities	12,843,099	11,986,821	10,908,163
Non-marketable and other securities	1,770,456	1,595,494	1,215,788
Investment securities	14,613,555	13,582,315	12,123,951
Loans, net of unearned income	10,833,908	10,906,386	8,844,890
Allowance for loan losses	(123,542)	(142,886)	(112,205)
Net loans	10,710,366	10,763,500	8,732,685
Premises and equipment, net of accumulated depreciation and amortization	66,123	67,485	65,713
Accrued interest receivable and other assets	458,531	465,110	354,402
Total assets	$29,711,039	$26,417,189	$22,796,000
Liabilities and total equity:
Liabilities:
Noninterest-bearing demand deposits	$18,314,830	$15,894,360	$14,038,587
Interest-bearing deposits	7,162,075	6,578,619	5,271,321
Total deposits	25,476,905	22,472,979	19,309,908
Short-term borrowings	4,810	5,080	7,460
Other liabilities	407,573	404,586	359,380
Long-term debt	454,770	455,216	457,194
Total liabilities	26,344,058	23,337,861	20,133,942
SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 45,934,521 shares, 45,800,418 shares and 44,970,402 shares outstanding, respectively	46	46	45
Additional paid-in capital	642,311	624,256	570,789
Retained earnings	1,482,033	1,390,732	1,215,770
Accumulated other comprehensive (loss) income	(30,390)	(48,764)	95,615
Total SVBFG stockholders’ equity	2,094,000	1,966,270	1,882,219
Noncontrolling interests	1,272,981	1,113,058	779,839
Total equity	3,366,981	3,079,328	2,662,058
Total liabilities and total equity	$29,711,039	$26,417,189	$22,796,000

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Three months ended
	March 31, 2014			December 31, 2013			March 31, 2013
(Dollars in thousands)	Average balance	Interest income/ expense	Yield/ rate	Average balance	Interest income/ expense	Yield/ rate	Average balance	Interest income/ expense	Yield/ rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$2,482,190	$1,636	0.27%	$2,110,066	$1,449	0.27%	$822,418	$719	0.35%
Available-for-sale securities: (2)
Taxable	12,167,143	54,420	1.81	10,922,312	46,149	1.68	10,803,735	45,752	1.72
Non-taxable (3)	81,782	1,225	6.07	82,034	1,228	5.94	83,811	1,229	5.95
Total loans, net of unearned income (4) (5)	10,767,684	148,172	5.58	10,138,328	146,988	5.75	8,680,917	123,744	5.78
Total interest-earning assets	25,498,799	205,453	3.27	23,252,740	195,814	3.34	20,390,881	171,444	3.41
Cash and due from banks	264,478			265,045			279,179
Allowance for loan losses	(141,073)			(131,386)			(115,486)
Other assets (6)	2,145,429			1,945,008			1,759,985
Total assets	$27,767,633			$25,331,407			$22,314,559
Funding sources:
Interest-bearing liabilities:
NOW deposits	$150,737	$136	0.37%	$131,686	$121	0.36%	$135,436	$117	0.35%
Money market deposits	4,582,863	2,412	0.21	4,104,509	2,081	0.20	3,043,021	1,495	0.20
Money market deposits in foreign offices	191,715	46	0.10	193,940	48	0.10	115,659	28	0.10
Time deposits	168,050	100	0.24	155,658	135	0.34	172,401	173	0.41
Sweep deposits in foreign offices	1,702,563	210	0.05	1,661,669	210	0.05	1,932,495	238	0.05
Total interest-bearing deposits	6,795,928	2,904	0.17	6,247,462	2,595	0.16	5,399,012	2,051	0.15
Short-term borrowings	4,984	—	—	3,806	5	0.52	74,939	28	0.15
5.375% Senior Notes	348,229	4,828	5.62	348,174	4,826	5.50	348,013	4,821	5.62
Junior Subordinated Debentures	55,005	839	6.19	55,049	836	6.03	55,181	832	6.11
6.05% Subordinated Notes	51,968	125	0.98	52,528	124	0.94	54,282	113	0.84
Total interest-bearing liabilities	7,256,114	8,696	0.49	6,707,019	8,386	0.50	5,931,427	7,845	0.54
Portion of noninterest-bearing funding sources	18,242,685			16,545,721			14,459,454
Total funding sources	25,498,799	8,696	0.14	23,252,740	8,386	0.14	20,390,881	7,845	0.16
Noninterest-bearing funding sources:
Demand deposits	16,880,520			15,240,694			13,386,501
Other liabilities	396,203			376,801			359,913
SVBFG stockholders’ equity	2,099,819			2,010,440			1,866,310
Noncontrolling interests	1,134,977			996,453			770,408
Portion used to fund interest-earning assets	(18,242,685)			(16,545,721)			(14,459,454)
Total liabilities and total equity	$27,767,633			$25,331,407			$22,314,559
Net interest income and margin		$196,757	3.13%		$187,428	3.20%		$163,599	3.25%
Total deposits	$23,676,448			$21,488,156			$18,785,513
Average SVBFG stockholders’ equity as a percentage of average assets			7.56%			7.94%			8.36%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(429)			(430)			(430)
Net interest income, as reported		$196,328			$186,998			$163,169

(1)
Includes average interest-earning deposits in other financial institutions of $317 million, $238 million and $176 million for the quarters ended March 31, 2014, December 31, 2013 and March 31, 2013, respectively. For the quarters ended March 31, 2014, December 31, 2013 and March 31, 2013, balance also includes $2.0 billion, $1.7 billion and $0.4 billion, respectively, deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate.

(2)	Yields on available-for-sale securities are based on amortized cost, therefore do not give effect to unrealized changes in fair value that are reflected in other comprehensive income.

(3)	Interest income on non-taxable available-for-sale securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $24.3 million, $24.2 million and $16.8 million for the quarters ended March 31, 2014, December 31, 2013 and March 31, 2013, respectively.

(6)
Average investment securities of $1.6 billion, $1.2 billion and $1.4 billion for the quarters ended March 31, 2014, December 31, 2013 and March 31, 2013, respectively, were classified as other assets as they are noninterest-earning assets. These investments primarily consisted of non-marketable and other securities.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

Gains on Equity Warrant Assets

	Three months ended
(Dollars in thousands)	March 31, 2014	December 31, 2013	March 31, 2013
Equity warrant assets (1):
Gains on exercises, net	$18,402	$1,833	$814
Cancellations and expirations	(87)	(79)	(104)
Changes in fair value	7,058	14,872	2,795
Total net gains on equity warrant assets (2)	$25,373	$16,626	$3,505

(1)
At March 31, 2014, we held warrants in 1,343 companies, compared to 1,320 companies at December 31, 2013 and 1,282 companies at March 31, 2013. The total value of our warrant portfolio was $91 million at March 31, 2014, compared to $103 million at December 31, 2013 and $72 million at March 31, 2013. Equity warrant assets decreased by $12 million to $91 million at March 31, 2014, compared to $103 million at December 31, 2013. The decrease is primarily reflective of the conversion of our FireEye warrant to common stock in early March 2014, which represented $12.1 million of our equity warrant asset portfolio at December 31, 2013.

(2)	Net gains on equity warrant assets are included in the line item “Gains on derivative instruments, net” as part of noninterest income.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended
(Shares in thousands)	March 31, 2014	December 31, 2013	March 31, 2013
Weighted average common shares outstanding—basic	45,866	45,701	44,802
Effect of dilutive securities:
Stock options and employee stock purchase plan	566	476	402
Restricted stock units	293	254	189
Total effect of dilutive securities	859	730	591
Weighted average common shares outstanding—diluted	46,725	46,431	45,393

Capital Ratios

	March 31, 2014	December 31, 2013	March 31, 2013
SVB Financial Group:
Total risk-based capital ratio	13.41%	13.13%	14.59%
Tier 1 risk-based capital ratio	12.35	11.94	13.30
Tier 1 leverage ratio	7.99	8.31	8.39
Tangible common equity to tangible assets ratio (1)	7.05	7.44	8.26
Tangible common equity to risk-weighted assets ratio (1)	12.17	11.63	13.94
Silicon Valley Bank:
Total risk-based capital ratio	11.47	11.32%	13.01%
Tier 1 risk-based capital ratio	10.39	10.11	11.70
Tier 1 leverage ratio	6.72	7.04	7.35
Tangible common equity to tangible assets ratio (1)	6.20	6.59	7.62
Tangible common equity to risk-weighted assets ratio (1)	10.29	9.87	12.45

(1)	These are non-GAAP calculations. A reconciliation of non-GAAP calculations to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loan Concentrations

(Dollars in thousands, except ratios and client data)	March 31, 2014	December 31, 2013	March 31, 2013
Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million
Commercial loans:
Software	$1,578,092	$1,557,304	$1,216,843
Hardware	562,523	550,841	545,643
Venture capital/private equity	1,136,554	1,459,586	584,508
Life science	339,634	336,106	341,897
Premium wine (1)	25,512	24,347	22,667
Other	106,085	111,581	120,012
Total commercial loans	3,748,400	4,039,765	2,831,570
Real estate secured loans:
Premium wine (1)	103,369	104,464	108,845
Consumer (2)	20,000	20,000	—
Other	23,333	23,533	—
Total real estate secured loans	146,702	147,997	108,845
Consumer loans (2)	32,350	33,002	42,000
Total loans individually equal to or greater than $20 million	$3,927,452	$4,220,764	$2,982,415
Loans (individually or in the aggregate) to any single client, less than $20 million
Commercial loans:
Software	$2,586,343	$2,584,054	$2,274,120
Hardware	641,827	673,639	687,538
Venture capital/private equity	1,085,218	948,840	751,053
Life science	842,585	845,160	686,378
Premium wine	137,182	126,908	117,772
Other	190,260	180,049	225,618
Total commercial loans	5,483,415	5,358,650	4,742,479
Real estate secured loans:
Premium wine	437,715	411,478	357,102
Consumer	896,779	853,070	718,521
Other	7,500	7,500	6,328
Total real estate secured loans	1,341,994	1,272,048	1,081,951
Construction loans	98,606	77,165	58,726
Consumer loans	69,015	66,641	57,258
Total loans individually less than $20 million	$6,993,030	$6,774,504	$5,940,414
Total gross loans	$10,920,482	$10,995,268	$8,922,829
Loans individually equal to or greater than $20 million as a percentage of total gross loans	36.0%	38.4%	33.4%
Total clients with loans individually equal to or greater than $20 million	124	122	99
Loans individually equal to or greater than $20 million on nonaccrual status	$—	$—	$—

(1)	Premium wine clients can have loan balances included in both commercial loans and real estate secured loans, the combination of which are equal to or greater than $20 million.

(2)	Consumer loan clients can have loan balances included in both real estate secured loans and other consumer loans, the combination of which are equal to or greater than $20 million.

Credit Quality

	Period-end balances at
(Dollars in thousands, except ratios)	March 31, 2014	December 31, 2013	March 31, 2013
Nonperforming and past due loans:
Loans past due 90 days or more still accruing interest	$99	$99	$36
Impaired loans	24,989	51,649	44,346
Nonperforming loans as a percentage of total gross loans	0.23%	0.47%	0.50%
Nonperforming loans as a percentage of total assets	0.08	0.20	0.19
Allowance for loan losses	$123,542	$142,886	$112,205
As a percentage of total gross loans	1.13%	1.30%	1.26%
As a percentage of total gross nonperforming loans	494.39	276.65	253.02
Allowance for loan losses for impaired loans	$6,776	$21,277	$7,728
As a percentage of total gross loans	0.06%	0.19%	0.09%
As a percentage of total gross nonperforming loans	27.12	41.20	17.43
Allowance for loan losses for total gross performing loans	$116,766	$121,609	$104,477
As a percentage of total gross loans	1.07%	1.11%	1.17%
As a percentage of total gross performing loans	1.07	1.11	1.18
Total gross loans	$10,920,482	$10,995,268	$8,922,829
Total gross performing loans	10,895,493	10,943,619	8,878,483
Reserve for unfunded credit commitments (1)	31,110	29,983	24,300
As a percentage of total unfunded credit commitments	0.25%	0.26%	0.26%
Total unfunded credit commitments (2)	$12,371,296	$11,470,722	$9,170,337

(1)	The “reserve for unfunded credit commitments” is included as a component of “other liabilities”.

(2)	Includes unfunded loan commitments and letters of credit

Average Off-Balance Sheet Client Investment Funds (1)

	Three months ended
(Dollars in millions)	March 31, 2014	December 31, 2013	March 31, 2013
Client directed investment assets	$7,182	$7,672	$6,898
Client investment assets under management (2)	13,513	12,355	11,309
Sweep money market funds	6,440	6,198	4,283
Total average client investment funds	$27,135	$26,225	$22,490

Period-end Off-Balance Sheet Client Investment Funds (1)

	Period-end balances at
(Dollars in millions)	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Client directed investment assets	$7,395	$7,074	$7,319	$6,978	$6,943
Client investment assets under management (2)	14,330	12,677	12,045	11,770	11,571
Sweep money market funds	6,513	6,613	5,954	5,254	4,467
Total period-end client investment funds	$28,238	$26,364	$25,318	$24,002	$22,981

(1)	Off-Balance sheet client investment funds are maintained at third party financial institutions.

(2)	These funds represent investments in third party money market mutual funds and fixed-income securities managed by SVB Asset Management.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (non-GAAP core fee income, non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP non-marketable and other securities, non-GAAP noninterest expense and non-GAAP financial ratios) of financial performance. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:

•
Income and expense attributable to noncontrolling interests — As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of the funds that we are deemed to control or in which we have a majority ownership. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders/Certain financial line items include only the portion of income or loss related to our ownership interest.

In addition, in this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from their calculations that are otherwise required under GAAP, including:

•
Tangible common equity to tangible assets ratio; tangible common equity to risk-weighted assets ratio — These ratios are not required by GAAP or applicable bank regulatory requirements, and are used by management to evaluate the adequacy of our capital levels. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles. The manner in which this ratio is calculated varies among companies. Accordingly, our ratios are not necessarily comparable to similar measures of other companies.

•
Non-GAAP operating efficiency ratio — This ratio excludes certain financial items that are otherwise required under GAAP. It is calculated by dividing noninterest expense by total taxable equivalent income, after reducing both amounts by taxable equivalent income and expense attributable to noncontrolling interests and the gains noted above for applicable periods.

•
Non-GAAP core fee income — This measure represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. We do not provide our outlook for the expected full year results for these excluded items, which include gains on investment securities, net, gains on derivative instruments, net, and other noninterest income items.

	Three months ended
Non-GAAP noninterest income, net of noncontrolling interests (Dollars in thousands)	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
GAAP noninterest income	$310,225	$238,713	$257,650	$98,239	$78,604
Less: income attributable to noncontrolling interests, including carried interest	186,718	137,833	151,830	30,751	22,490
Non-GAAP noninterest income, net of noncontrolling interests	123,507	100,880	105,820	67,488	56,114

	Three months ended
Non-GAAP core fee income (Dollars in thousands)	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
GAAP noninterest income	$310,225	$238,713	$257,650	$98,239	$78,604
Less: gains on investment securities, net	223,912	163,547	187,862	40,561	27,438
Less: gains on derivative instruments, net	24,167	14,382	9,422	8,087	10,292
Less: other noninterest income (loss)	11,200	11,791	17,161	7,634	(447)
Non-GAAP core fee income	$50,946	$48,993	$43,205	$41,957	$41,321

	Three months ended
Non-GAAP net gains on investment securities, net of noncontrolling interests (Dollars in thousands)	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
GAAP net gains on investment securities	$223,912	$163,547	$187,862	$40,561	$27,438
Less: income attributable to noncontrolling interests, including carried interest	186,552	137,405	151,360	31,067	22,296
Non-GAAP net gains on investment securities, net of noncontrolling interests	37,360	26,142	36,502	9,494	5,142

	Three months ended
Non-GAAP operating efficiency ratio, net of noncontrolling interests (Dollars in thousands, except ratios)	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
GAAP noninterest expense	$172,436	$168,850	$160,524	$143,292	$149,014
Less: expense attributable to noncontrolling interests	3,321	3,697	3,290	2,867	2,860
Non-GAAP noninterest expense, net of noncontrolling interests	$169,115	$165,153	$157,234	$140,425	$146,154
GAAP taxable equivalent net interest income	$196,757	$187,428	$177,525	$170,516	$163,599
Less: income attributable to noncontrolling interests	8	13	19	20	24
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	196,749	187,415	177,506	170,496	163,575
GAAP noninterest income	310,225	238,713	257,650	98,239	78,604
Non-GAAP noninterest income, net of noncontrolling interests	123,507	100,880	105,820	67,488	56,114
GAAP taxable equivalent revenue	$506,982	$426,141	$435,175	$268,755	$242,203
Non-GAAP taxable equivalent revenue, net of noncontrolling interests	$320,256	$288,295	$283,326	$237,984	$219,689
GAAP operating efficiency ratio	34.01%	39.62%	36.89%	53.32%	61.52%
Non-GAAP operating efficiency ratio	52.81	57.29	55.50	59.01	66.53

Non-GAAP non-marketable and other securities, net of noncontrolling interests (Dollars in thousands)	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
GAAP non-marketable and other securities	$1,770,456	$1,595,494	$1,425,138	$1,255,425	$1,215,788
Less: amounts attributable to noncontrolling interests	1,277,204	1,115,525	955,209	778,191	739,933
Non-GAAP non-marketable and other securities, net of noncontrolling interests	$493,252	$479,969	$469,929	$477,234	$475,855

SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
GAAP SVBFG stockholders’ equity	$2,094,000	$1,966,270	$1,944,927	$1,847,956	$1,882,219
Less: intangible assets	—	—	—	—	—
Tangible common equity	$2,094,000	$1,966,270	$1,944,927	$1,847,956	$1,882,219
GAAP total assets	$29,711,039	$26,417,189	$23,740,864	$22,153,901	$22,796,000
Less: intangible assets	—	—	—	—	—
Tangible assets	$29,711,039	$26,417,189	$23,740,864	$22,153,901	$22,796,000
Risk-weighted assets	$17,199,987	$16,901,564	$15,004,072	$14,519,635	$13,501,072
Tangible common equity to tangible assets	7.05%	7.44%	8.19%	8.34%	8.26%
Tangible common equity to risk-weighted assets	12.17	11.63	12.96	12.73	13.94

Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Tangible common equity	$1,737,916	$1,639,024	$1,640,387	$1,585,117	$1,637,365
Tangible assets	$28,012,627	$24,854,119	$22,337,190	$20,867,463	$21,487,859
Risk-weighted assets	$16,895,389	$16,598,312	$14,679,608	$14,174,370	$13,147,423
Tangible common equity to tangible assets	6.20%	6.59%	7.34%	7.60%	7.62%
Tangible common equity to risk-weighted assets	10.29	9.87	11.17	11.18	12.45

Non-GAAP losses on nonmarketable and other securities, net of noncontrolling interests related to FireEye (Dollars in millions)	April 1, 2014 through April 23, 2014
GAAP losses on certain nonmarketable and other securities	$48
Less: losses attributable to noncontrolling interests, including carried interest	39
Non-GAAP losses on certain nonmarketable and other securities, net of noncontrolling interests	$9